Compass EMP Funds

Distribution Agreement

Schedule A

Portfolios and Fee Schedule

Amendment 1 – December 30, 2009

This Amendment will serve to update the portfolios covered by the Compass EMP Funds Distribution Agreement dated November 3, 2008. All other terms of the agreement remain unchanged.

Portfolios covered by the Distribution Agreement on Schedule A:

Compass EMP Conservative to Moderate Fund

Compass EMP Long-Term Growth Fund

Compass EMP Alternative Investment Fund

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

Catalyst Funds

By:

/s/ Jerry Szilagyi

Jerry J. Szilagyi, Trustee

Compass Advisory Group, LLC

By:

/s/ Stephen Hammers

Stephen Hammers, Managing Partner

Matrix Capital Group

By:

/s/ Christopher Anci

Christopher F. Anci, President